Item 77.H - Change in Control of Registrant

Obtaining Control of Credit Suisse Floating Rate High Income Fund A

As of October 31, 2013, Pershing ("Shareholder") owned 21,421,915 shares of the Fund, which represented 32.73% of the Fund. As of April 30, 2014, Shareholder owned 24,465,845 shares of the Fund, which represented 35.03% of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund



Ceasing Control of Credit Suisse Floating Rate High Income Fund C

As of October 31, 2013, Merrill Lynch ("Shareholder") owned 5,489,254 shares of the Fund, which represented less than 25% of the Fund. As of April 30, 2014, Shareholder owned 5,757,562 shares of the Fund, which represented less than 25% of the outstanding shares. Accordingly, Shareholder has ceased to be a controlling person of the Fund.



Ceasing Control of Credit Suisse Floating Rate High Fund I

As of October 31, 2013, NFSC ("Shareholder") owned 35,631,765 shares of the Fund, which represented 28.22% of the Fund. As of April 30, 2014, Shareholder owned 38,318,952 shares of the Fund, which represented less than 25% the outstanding shares. Accordingly, Shareholder has ceased to be a controlling person of the Fund


Obtaining Control of Credit Suisse Floating Rate High Income Fund B

As of October 31, 2013, Merrill Lynch ("Shareholder") owned 258,161 shares of the Fund, which represented 40.85% of the Fund. As of April 30, 2014, Shareholder owned 224,553 shares of the Fund, which represented 38.57% of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund.